UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*

USIO, INC.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

917313108
(CUSIP Number)

SEPTEMBER 24, 2024
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)

☐	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No .	917313108	Page 2 of 8

1	NAME OF REPORTING PERSONS WHITTIER HOLDINGS, INC. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION NEVADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,837,649
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,837,649
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,837,649
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.34%
12	TYPE OF REPORTING PERSON HC

CUSIP No .	917313108	Page 3 of 8

1	NAME OF REPORTING PERSONS WHITTIER TRUST COMPANY I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,837,649
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,837,649
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,837,649
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.23%
12	TYPE OF REPORTING PERSON BK

CUSIP No .	917313108	Page 4 of 8

1	NAME OF REPORTING PERSONS WHITTIER TRUST COMPANY OF NEVADA, INC. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION NEVADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,837,649
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,837,649
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,837,649
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.23%
12	TYPE OF REPORTING PERSON BK

CUSIP No.	917313108	Page 5 of 8

Item 1(a).		Name of Issuer: USIO, INC.

Item 1(b).		Address of Issuer’s Principal Executive Offices: 3611 Paesanos Parkway Suite 300 San Antonio, Texas 78231

Item 2(a).

Name of Person Filing:

(i)             WHITTIER HOLDINGS, INC, A NEVADA CORPORATION AND HOLDING COMPANY
      OF WTC AND WTCN (WHI);

(ii)           WHITTIER TRUST COMPANY, A CALIFORNIA CORPORATION AND A CALIFORNIA
      STATE-CHARTERED TRUST COMPANY (“WTC”);

(iii)         THE WHITTIER TRUST COMPANY OF NEVADA, INC., A NEVADA CORPORATION AND
      A NEVADA STATE-CHARTERED TRUST COMPANY (“WTCN”).

Item 2(b).

Address of Principal Business Office or, if None, Residence:

The address of the principal business office of WHI and WTCN IS 100 W. LIBERTY ST., SUITE 890, RENO, NV 89501. THE ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OF WTC IS 177 E. COLORADO BLVD., SUITE 800, PASADENA, CA 91105.

Item 2(c).		Citizenship: WHI AND WTCN ARE NEVADA CORPORATIONS. WTC IS A CALIFORNIA CORPORATION.

Item 2(d).		Title of Class of Securities:

COMMON STOCK

Item 2(e).		CUSIP Number:

917313108

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

	(a)	☐ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

	(b)	☐ Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐ Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

CUSIP No .	917313108	Page 6 of 8

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned: WHI, WTC AND WTCN, AS A GROUP, BENEFICIALLY OWN 2,837,649 SHARES OF ISSUER. AS OF SEPTEMBER 24, 2024, THE GROUP CROSSED THE 5% THRESHOLD.

	(b)	Percent of class: 10.34%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote

		(ii)	Shared power to vote or to direct the vote

		(iii)	Sole power to dispose or to direct the disposition of

		(iv)	Shared power to dispose or to direct the disposition of

CUSIP No .	917313108	Page 7 of 8

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not applicable

Item 8.	Identification and Classification of Members of the Group.
WHI is classified as a holding company (HC), and WTC and WTCN are both classified as banks (BK). See the item 2.a. above for further details.

Item 9.	Notice of Dissolution of Group.
Not applicable

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

WHITTIER HOLDINGS, INC.

Date:	October 7, 2024

Signature:	/s/ Robert Renken
Name:	Robert Renken, Vice President

WHITTIER TRUST COMPANY

Date:	October 7, 2024

Signature:	/s/ Robert Renken
Name:	Robert Renken, Executive Vice President

WHITTIER TRUST COMPANY OF NEVADA, INC

Date:	October 7, 2024

Signature:	/s/ Robert Renken
Name:	Robert Renken, Executive Vice President

CUSIP No.	917313108	Page 8 of 8

Exhibit A

JOINT FILING AGREEMENT

The Undersigned agree that the statement on Schedule 13G with respect to the common stock of USIO, INC., dated as of October 7, 2024, is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(K) under the Securities Exchange Act of 1934, as amended.

WHITTIER HOLDINGS, INC.

Date:	October 7, 2024

Signature:	/s/ Robert Renken
Name:	Robert Renken, Vice President

WHITTIER TRUST COMPANY

Date:	October 7, 2024

Signature:	/s/ Robert Renken
Name:	Robert Renken, Executive Vice President

WHITTIER TRUST COMPANY OF NEVADA, INC

Date:	October 7, 2024

Signature:	/s/ Robert Renken
Name:	Robert Renken, Executive Vice President